Exhibit 99.1

DowDuPont Reports Third Quarter 2018 Results

•	GAAP EPS from Continuing Operations of $0.21; Adj. EPS Increases 35% to $0.74

•	GAAP Net Income from Continuing Operations of $535MM; Op. EBITDA Up 19% to $3.8B

•	Net Sales Up 10% to $20.1B; Volume and Local Price Gains in All Divisions and All Regions

•	Announces New $3B Stock Buyback Program, Expected to be Complete by First Spin

•	Increases Cost Synergy Target to $3.6B; Raises Expected YoY Savings to $1.5B

•	Reaffirms FY18 Adj. EPS Guidance: Up Low-20s Percent

Third Quarter Financial Highlights

•
GAAP earnings per share from continuing operations was $0.21. Adjusted earnings[1] per share increased 35 percent to $0.74, compared with pro forma adjusted earnings[1] per share in the year-ago period of $0.55. Adjusted earnings per share excludes significant items in the quarter totaling net charges of $0.42 per share and an $0.11 per share charge for DuPont amortization of intangible assets.

•
Net sales increased 10 percent to $20.1 billion with gains in all divisions and all regions, from pro forma net sales of $18.3 billion in the year-ago period. Net sales grew double-digits in Asia Pacific and high single digits in all other regions.

•	Volume grew 5 percent on a pro forma basis from the year-ago period, with gains in all divisions and all regions, led by double-digit growth in Asia Pacific and Latin America.

•	Local price rose 5 percent on a pro forma basis, with gains in all divisions and all regions.

•
Operating EBITDA[1] increased 19 percent on a pro forma basis from the year-ago period to $3.8 billion. Operating EBITDA drivers in the quarter included local price and volume gains, cost synergies and lower pension/OPEB costs[2], which more than offset the impact of higher raw material costs and a headwind from currency.

•
DowDuPont achieved cost synergy savings of more than $450 million in the quarter, and since merger close has now delivered more than $1.3 billion of cumulative savings. The Company also delivered a cost synergy run-rate of greater than $2.5 billion in the quarter, exceeding its Year 1 cost synergy run-rate target of 75 percent of the $3.3 billion.

•
DowDuPont is announcing today a new share repurchase program of $3 billion, which it expects to complete by the first intended spin. In addition, the Company is increasing its cost synergy commitment to $3.6 billion from $3.3 billion and increasing the expected 2018 year-over-year savings to $1.5 billion from $1.4 billion.

•
Cash flow from operations was a use of cash of $0.3 billion and included discretionary pension contributions of approximately $2.2 billion. Excluding these discretionary contributions, cash flow from operations would have been $1.9 billion.

•
The Company returned nearly $2 billion to shareholders in the quarter through dividends ($0.9 billion) and share repurchases ($1 billion). Since merger close, DowDuPont has returned $7.5 billion to shareholders.

(1)
Adjusted earnings per share, Pro forma adjusted earnings per share, Operating EBITDA and Pro forma operating EBITDA are non-GAAP measures. See page 9 for further discussion. Third quarter 2017 information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X.

(2)	Pension/OPEB (other post-employment benefit plans) costs include all components of net periodic benefit cost from continuing operations.

CEO Quote
“Our teams generated strong gains in volume, price and operating EBITDA by continuing to execute our growth strategy, capture cost synergies and drive productivity improvements,” said Ed Breen, chief executive officer of DowDuPont. “Organic sales rose 10 percent, equally driven by volume and local price as customer demand remained strong. We delivered our year-over-year cost synergies and we are again raising our target, now to $3.6 billion. We are also reaffirming our full year 2018 EPS guidance provided in August with our second quarter earnings announcement. Each division is performing well, and we remain on track to complete the intended separations, beginning with Materials Science on April 1, followed by Agriculture and Specialty Products on June 1.”

Third Quarter Division Highlights

Materials Science

•	Net sales increased 13 percent to $12.4 billion versus pro forma net sales in the year-ago period, with double-digit gains in all segments and increases in all regions.

•	Volume grew 6 percent, with gains in most segments and all regions. Local price rose 7 percent, with gains in all segments and all regions.

•	Operating EBITDA rose 8 percent to $2.5 billion versus pro forma operating EBITDA in the same quarter last year, with gains in most segments.

Performance Materials & Coatings
Performance Materials & Coatings reported net sales of $2.5 billion, up 11 percent versus pro forma net sales of $2.2 billion in the year-ago period. The sales increase included double-digit gains in most regions. Local price increased 13 percent, with double-digit gains in all regions. Volume declined 1 percent versus the year-ago period, driven primarily by price/volume management in the Consumer Solutions business. Currency was a 1 percent headwind.

Consumer Solutions delivered double-digit sales growth due to local price gains in all regions and disciplined price/volume management in upstream silicone intermediate products and mix enrichment toward downstream products. Coatings & Performance Monomers also reported double-digit sales growth, driven by local price increases in all regions in response to higher raw material costs.

Operating EBITDA increased to $628 million, up 37 percent from pro forma operating EBITDA of $460 million in the year-ago period, primarily due to increased local pricing and cost and growth synergies that more than offset higher raw material costs.

Industrial Intermediates & Infrastructure
Industrial Intermediates & Infrastructure reported net sales of $3.8 billion, up 18 percent from pro forma net sales of $3.2 billion in the year-ago period, with growth in all regions and double-digit increases in Asia Pacific, United States & Canada, and Latin America. Volume grew 14 percent, with gains in all regions. Local price rose 5 percent, with gains in most regions, led by a double-digit increase in United States & Canada. Currency was a 1 percent headwind.

Polyurethanes & CAV delivered sales gains in all regions, driven by volume and local price gains in most regions, more than offsetting easing isocyanate prices. The volume increase was led by Asia Pacific and EMEA. Industrial Solutions reported double-digit sales growth, driven by volume and local price gains in all regions. Volume growth was led by gains in industrial specialties, with double-digit growth in intermediates for crop defense; energy heat management; and food and feed manufacturing. Volume gains in both Polyurethanes & CAV and Industrial Solutions were further supported by increased supply from the Sadara joint venture.

Operating EBITDA in the third quarter was $654 million, down 3 percent from pro forma operating EBITDA of $676 million in the year-ago period. Rising raw material costs, the easing of isocyanate margins, and an unplanned outage associated with an isocyanates facility on the U.S. Gulf Coast more than offset local price and volume gains, as well as cost synergies.

Equity earnings for the segment totaled $54 million, compared with pro forma equity earnings of $41 million in the year-ago period. The year-over-year growth was driven by higher monoethylene glycol (MEG) pricing that benefited the Kuwait joint ventures.

Packaging & Specialty Plastics
The Packaging & Specialty Plastics segment achieved net sales of $6.1 billion, up 11 percent from pro forma net sales of $5.5 billion in the year-ago period. Sales rose in all regions, with double-digit increases in EMEA, Asia Pacific, and United States & Canada. Local price rose 6 percent, with gains in all regions, led by a double-digit increase in EMEA. Volume grew 5 percent, with increases in all regions.

The Packaging and Specialty Plastics business grew volume, supported by higher demand in most regions and new capacity additions on the U.S. Gulf Coast. The business achieved volume gains across its key end-markets, led by industrial and consumer packaging and health and hygiene. The business also delivered double-digit growth in elastomers applications.

Operating EBITDA for the segment totaled $1.2 billion, up 4 percent from pro forma operating EBITDA of $1.1 billion in the year-ago period. Local price and volume gains, including increased supply from growth projects, lower commissioning and startup costs, increased equity earnings and cost synergies more than offset higher feedstock costs, notably on the U.S. Gulf Coast.

Equity earnings for the segment were $83 million, up from pro forma equity earnings of $66 million in the year-ago period. Growth was driven by higher equity earnings from the Kuwait joint ventures and improved Sadara results, which more than offset lower earnings from the Thai joint ventures.

Specialty Products

•	Net sales increased 8 percent to $5.7 billion versus pro forma net sales in the year-ago period, with gains in all regions and most segments.

•	Volume grew 3 percent, local price rose 2 percent, and portfolio benefitted sales by 3 percent.

•	Operating EBITDA grew 17 percent to $1.6 billion versus pro forma operating EBITDA in the same quarter last year, with gains in all segments.

Electronics & Imaging
Electronics & Imaging delivered net sales of $1.2 billion, flat with the year-ago period as volume growth of 1 percent was offset by a 1 percent decline in local price.

Volume growth in the segment was led by continued strength in semiconductor technologies and double-digit gains in display technologies. Increased semiconductor content in end-use applications drove strong demand in both chemical mechanical planarization (CMP) and advanced packaging market segments. Growth in displays was driven by strong demand in OLEDs. Partially offsetting this growth was a continued decline in photovoltaics on reduced demand for Tedlar® film and Solamet® paste resulting from revised incentive policies in China.

Operating EBITDA for the segment was $412 million, about flat with the year-ago period. Cost synergies, volume growth, and lower pension/OPEB costs were offset by higher raw material costs, higher costs due to growth investments and lower equity earnings.

Nutrition & Biosciences
The Nutrition & Biosciences segment reported net sales of $1.7 billion, up 14 percent from pro forma net sales of $1.5 billion in the year-ago period. The increase was due to an 11 percent net benefit from portfolio, 3 percent from volume and 1 percent from local price. Currency was a 1 percent headwind. The net positive impact from portfolio-related actions was due to the acquisition of FMC’s Health & Nutrition business.

Volume gains in the segment were led by Nutrition & Health on continued growth in probiotics and specialty proteins, primarily in Asia Pacific. In Industrial Biosciences, double-digit improvement in CleanTech, led by alkylation and acid equipment sales, and growth in bioactives in home and personal care was offset by declines in microbial control and biomaterials.

Operating EBITDA for the segment was $414 million, up 33 percent from pro forma operating EBITDA of $312 million in the year-ago period driven by a portfolio benefit, cost synergies, volume growth and lower pension/OPEB costs.

Transportation & Advanced Polymers
Transportation & Advanced Polymers reported net sales of $1.4 billion, up 8 percent from pro forma net sales of $1.3 billion in the year-ago period. Organic sales increased 9 percent with strength in both price and volume. Currency was a 1 percent headwind.

Volume gains of 3 percent reflected increases across all key end-markets, including strong demand in automotive, electronics and aerospace. Volume was up in all regions, led by growth in United States & Canada and Asia Pacific.

Local price increased 6 percent, mainly within engineering polymers, reflecting tight polymer supply and higher feedstock costs.

Operating EBITDA for the segment totaled $430 million, an increase of 32 percent from pro forma operating EBITDA of $325 million in the year-ago period. Higher local selling price, volume gains, lower pension/OPEB costs, and cost synergies contributed to the improvement, partly offset by higher raw material costs.

Safety & Construction
The Safety & Construction segment reported net sales of $1.4 billion, up 7 percent from pro forma net sales of $1.3 billion in the year-ago period. Organic sales increased 8 percent driven by strong volume growth and improved pricing, offset by a 1 percent currency headwind.

Volume gains of 6 percent were driven by broad-based growth across industrial, life and personal protection, and medical packaging end-markets, resulting in strong volume growth in aramids, Tyvek® protective materials and water solutions, partially offset by softness in construction in the U.S. residential market. Regional volume growth was led by increases in U.S. & Canada and Asia Pacific.

Local price increased 2 percent led by Kevlar® high-strength materials and Corian® Design.

Operating EBITDA for the segment totaled $389 million, an increase of 10 percent from pro forma operating EBITDA of $353 million in the year-ago period. Cost synergies and productivity, lower pension/OPEB costs and volume gains more than offset the impact of higher raw material and freight costs and the absence of prior year one-time gains.

Agriculture

•	Net sales of $1.95 billion increased 2 percent from pro forma net sales of $1.91 billion in the year-ago period, driven by both volume gains and higher local price in Latin America.

•	Organic sales rose 11 percent, as volume rose 8 percent while local price grew 3 percent. Currency decreased sales 6 percent while portfolio subtracted 3 percent.

•	Operating EBITDA improved by $135 million, to a seasonal loss of $104 million versus a pro forma operating EBITDA loss of $239 million in the prior-year period.

Volume growth primarily reflected new product launches including Picoxy-based disease management crop protection products, and seed applied technologies in Latin America; growth from PyraxaltTM, a new insecticide in Asia Pacific; and gains from corn seeds, partially driven by an early start to the selling season in Latin America. Price increases were driven by crop protection in Latin America amid currency pressures. The portfolio impact reflected inclusion of one month of the Brazil corn remedy in last year’s quarter.

Within the segment, Crop Protection organic sales grew 17 percent and Seed organic sales increased 1 percent. Crop Protection growth reflected volume and price gains in Latin America and Asia Pacific, partly offset by volume declines in United States & Canada. Seed sales increased on volume growth, partially driven by an early start to the selling season in Latin America.

Operating EBITDA improvement reflected cost synergies, sales gains, lower performance-based compensation and lower pension/OPEB costs, partly offset by higher raw material costs and increased spending to continue advancing the new product pipeline.

Outlook

“Global demand for our products remains strong, supported by solid fundamentals, including business investment, manufacturing output, job growth and wage increases,” said Howard Ungerleider, chief financial officer of DowDuPont. “Going forward, we remain well positioned to continue to drive top-line gains from above-GDP demand growth for our products and new product launches, while further delivering productivity and cost synergy savings.”

Conference Call
The Company will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DowDuPont Investor Relations events and presentations page. A replay of the webcast will also be available on the investor events and presentations page of www.dow-dupont.com.

About DowDuPont™
DowDuPont (NYSE: DWDP) is a holding company comprised of The Dow Chemical Company and DuPont with the intent to form strong, independent, publicly traded companies in agriculture, materials science and specialty products sectors that will lead their respective industries through productive, science-based innovation to meet the needs of customers and help solve global challenges. For more information, please visit us at www.dow-dupont.com.

Contact Information:

Investors: Jennifer Driscoll jen.driscoll@dupont.com +1 302-774-4994	Neal Sheorey nrsheorey@dow.com +1 989-636-6347

Lori Koch lori.d.koch@dupont.com +1 302-774-4994

Media Rachelle Schikorra ryschikorra@dow.com +1 989-638-4090	Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

Cautionary Statement About Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions and variations or negatives of these words.

On December 11, 2015, The Dow Chemical Company (“Dow”) and E. I. du Pont de Nemours and Company (“DuPont”) entered into an Agreement and Plan of Merger, as amended on March 31, 2017, (the “Merger Agreement”) under which the companies would combine in an all-stock merger of equals transaction (the “Merger”). Effective August 31, 2017, the Merger was completed and each of Dow and DuPont became subsidiaries of DowDuPont.

Forward-looking statements by their nature address matters that are, to varying degrees, uncertain, including the intended separation, subject to approval of the DowDuPont’s Board of Directors and customary closing conditions, of DowDuPont’s agriculture, materials science and specialty products businesses in one or more tax-efficient transactions on anticipated terms (the “Intended Business Separations”). Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the DowDuPont’s control. Some of the important factors that could cause DowDuPont’s, Dow’s or DuPont’s actual results (including DowDuPont’s agriculture business, materials science business or specialty products business as conducted by and through Dow and DuPont) to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) costs to achieve and achieving the successful integration of the respective agriculture, materials science and specialty products businesses of DowDuPont (either directly or as conducted through Dow and DuPont, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, productivity actions, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined operations; (ii) costs to achieve and achievement of the anticipated synergies by the combined agriculture, materials science and specialty products businesses; (iii) risks associated with the Intended Business Separations, associated costs, disruptions in the financial markets or other potential barriers; (iv) disruptions or business uncertainty, including from the Intended Business Separations, could adversely impact DowDuPont’s business (either directly or as conducted by and through Dow or DuPont), or financial performance and its ability to retain and hire key personnel; (v) uncertainty as to the long-term value of DowDuPont common stock; and (vi) risks to DowDuPont’s, Dow’s and DuPont’s business, operations and results of operations from: the availability of and fluctuations in the cost of feedstocks and energy; balance of supply and demand and the impact of balance on prices; failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including trade disputes and retaliatory actions; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could result in a significant operational event for the DowDuPont, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce the DowDuPont’s intellectual property rights; failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks are and will be more fully discussed in the current, quarterly and annual reports filed with the U. S. Securities and Exchange Commission by DowDuPont as well as the preliminary registration statements on Form 10, in each case as amended from time to time, of each of Dow Holding Inc. and Corteva, Inc., While the list of factors presented here is, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DowDuPont’s, Dow’s, DuPont’s, Dow Holding Inc.’s or Corteva Inc.’s consolidated financial condition, results of operations, credit rating or liquidity. None of DowDuPont, Dow, DuPont Dow Holding Inc. or Corteva, Inc. assumes any obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A) of the 2017 annual reports on Form 10-K of each of DowDuPont, Dow and DuPont and as set forth in the preliminary registration statements on Form 10, in each case as amended from time to time, of each of Dow Holdings Inc. and Corteva, Inc.
Discussion of segment revenue, operating EBITDA and price/volume metrics on a divisional basis for Agriculture is based on the results of the Agriculture segment; for Materials Science is based on the combined results of the Performance Materials & Coatings, Industrial & Infrastructure, and Packaging & Specialty Plastics segments; and for Specialty Products is based on the combined results of the Electronics & Imaging, Nutrition & Biosciences, Transportation & Advanced Polymers, and Safety & Construction segments. The segment disclosures have been presented in this manner for informational purposes only and should not be viewed as an indication of each division’s current or future operating results on a standalone basis assuming completion of the Intended Business Separations.

The Dow Diamond, DuPont Oval logo, DuPont™, the DowDuPont logo and all products, unless otherwise noted, denoted with ™, ℠ or ® are trademarks, service marks or registered trademarks of The Dow Chemical Company, E. I. du Pont de Nemours and Company, DowDuPont Inc. or their affiliates.

Merger of Equals
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the "Merger Agreement"), The Dow Chemical Company ("Dow") and E. I. du Pont de Nemours & Company ("DuPont") each merged with subsidiaries of DowDuPont Inc. ("DowDuPont" or the "Company") and, as a result, Dow and DuPont became subsidiaries of DowDuPont Inc. (the "Merger"). Dow was determined to be the accounting acquirer in the Merger and, as a result, the historical financial statements of Dow, prepared under U.S. generally accepted accounting principles ("U.S. GAAP"), for the periods prior to the Merger are considered to be the historical financial statements of DowDuPont.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the historical consolidated financial statements and accompanying notes of both Dow and DuPont and has been prepared to illustrate the effects of the Merger, assuming the Merger had been consummated on January 1, 2016. For the three and nine months ended September 30, 2017, pro forma adjustments have been made for (1) the preliminary purchase accounting impact, (2) accounting policy alignment, (3) the elimination of the effect of events that are directly attributable to the Merger Agreement (e.g., one-time transaction costs), (4) the elimination of the impact of transactions between Dow and DuPont, and (5) the elimination of the effect of consummated divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger. The unaudited pro forma financial information was based on and should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Dow and DuPont Quarterly Reports on Form 10-Q for the quarter ended September 30, 2017. The pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The results for the three and nine months ended September 30, 2018, are presented on a U.S. GAAP basis.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what DowDuPont's results of operations actually would have been had the Merger been completed as of January 1, 2016, nor is it indicative of the future operating results of DowDuPont. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the Merger that may be incurred to achieve cost or growth synergies of DowDuPont and does not reflect measurement period adjustments subsequent to the Merger. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated October 26, 2017.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. DowDuPont's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 14. DowDuPont does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Adjusted earnings per share is defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items and the after-tax impact of amortization expense associated with DuPont's intangible assets. Pro forma adjusted earnings per share is defined as "Pro Forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of pro forma significant items and the after-tax impact of pro forma amortization expense associated with DuPont's intangible assets. Although amortization of DuPont's intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets.

Operating EBITDA is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items.

Discussion of segment revenue, operating EBITDA and price/volume metrics on a divisional basis for Agriculture is based on the results of the Agriculture segment; for Materials Science is based on the combined results of the Performance Materials & Coatings segment, the Industrial Intermediates & Infrastructure segment and the Packaging & Specialty Plastics segment; and for Specialty Products is based on the combined results of the Electronics & Imaging segment, the Nutrition & Biosciences segment, the Transportation & Advanced Polymers segment and the Safety & Construction segment. The Corporate segment is not included in the division metrics. The segment disclosures have been presented in this manner for informational purposes only and should not be viewed as an indication of each division’s current or future operating results on a standalone basis assuming completion of the Intended Business Separations.

DowDuPont Inc.
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
Net sales	$20,123	$15,354	$65,878	$42,418
Cost of sales	15,477	12,186	49,766	33,141
Research and development expenses	740	528	2,311	1,355
Selling, general and administrative expenses	1,496	1,001	5,143	2,480
Amortization of intangibles	462	244	1,424	556
Restructuring and asset related charges - net	290	179	741	166
Integration and separation costs	666	354	1,681	599
Equity in earnings of nonconsolidated affiliates	178	152	685	402
Sundry income (expense) - net	47	394	340	272
Interest expense and amortization of debt discount	362	283	1,072	728
Income from continuing operations before income taxes	855	1,125	4,765	4,067
Provision for income taxes on continuing operations	320	571	1,274	1,239
Income from continuing operations, net of tax	535	554	3,491	2,828
Loss from discontinued operations, net of tax	—	(20)	(5)	(20)
Net income	535	534	3,486	2,808
Net income attributable to noncontrolling interests	38	20	117	85
Net income available for DowDuPont Inc. common stockholders	$497	$514	$3,369	$2,723

Per common share data:
Earnings per common share from continuing operations - basic	$0.22	$0.33	$1.45	$2.05
Loss per common share from discontinued operations - basic	—	(0.01)	—	(0.01)
Earnings per common share - basic	$0.22	$0.32	$1.45	$2.04
Earnings per common share from continuing operations - diluted	$0.21	$0.33	$1.44	$2.02
Loss per common share from discontinued operations - diluted	—	(0.01)	—	(0.01)
Earnings per common share - diluted	$0.21	$0.32	$1.44	$2.01

Dividends declared per share of common stock	$—	$0.46	$1.14	$1.38
Weighted-average common shares outstanding - basic	2,296.2	1,577.8	2,307.3	1,330.7
Weighted-average common shares outstanding - diluted	2,311.3	1,595.3	2,323.1	1,348.8
Note: The consolidated statements of income for the three and nine months ended September 30, 2018, reflect the results of Dow and DuPont and the consolidated statements of income for the three and nine months ended September 30, 2017, reflect the results of Dow and the results of DuPont for the period beginning on and after September 1, 2017.

DowDuPont Inc.
Consolidated Balance Sheets

In millions, except per share amounts (Unaudited)	Sep 30, 2018	Dec 31, 2017
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2018: $133; 2017: $107)	$6,939	$13,438
Marketable securities	370	956
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2018: $168; 2017: $127)	14,542	11,314
Other	5,006	5,579
Inventories	16,441	16,992
Other current assets	2,107	1,614
Total current assets	45,405	49,893
Investments
Investment in nonconsolidated affiliates	5,234	5,336
Other investments (investments carried at fair value - 2018: $1,874; 2017: $1,512)	2,712	2,564
Noncurrent receivables	526	680
Total investments	8,472	8,580
Property
Property	74,305	73,304
Less accumulated depreciation	39,077	37,057
Net property (variable interest entities restricted - 2018: $769; 2017: $907)	35,228	36,247
Other Assets
Goodwill	59,362	59,527
Other intangible assets (net of accumulated amortization - 2018: $6,915; 2017: $5,550)	31,508	33,274
Deferred income tax assets	1,642	1,869
Deferred charges and other assets	2,836	2,774
Total other assets	95,348	97,444
Total Assets	$184,453	$192,164
Liabilities and Equity
Current Liabilities
Notes payable	$4,757	$1,948
Long-term debt due within one year	3,118	2,067
Accounts payable:
Trade	8,631	9,134
Other	4,321	3,727
Income taxes payable	701	843
Accrued and other current liabilities	6,152	8,409
Total current liabilities	27,680	26,128
Long-Term Debt (variable interest entities nonrecourse - 2018: $148; 2017: $249)	27,293	30,056
Other Noncurrent Liabilities
Deferred income tax liabilities	5,908	6,266
Pension and other postretirement benefits - noncurrent	15,288	18,581
Asbestos-related liabilities - noncurrent	1,164	1,237
Other noncurrent obligations	7,376	7,969
Total other noncurrent liabilities	29,736	34,053
Stockholders' Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2018: 2,351,801,548 shares; 2017: 2,341,455,518 shares)	24	23
Additional paid-in capital	81,838	81,257
Retained earnings	30,933	29,211
Accumulated other comprehensive loss	(10,566)	(8,972)
Unearned ESOP shares	(139)	(189)
Treasury stock at cost (2018: 57,760,794 shares; 2017: 14,123,049 shares)	(4,000)	(1,000)
DowDuPont's stockholders' equity	98,090	100,330
Noncontrolling interests	1,654	1,597
Total equity	99,744	101,927
Total Liabilities and Equity	$184,453	$192,164

DowDuPont Inc.
Pro Forma Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
	As Reported	Pro Forma	As Reported	Pro Forma
Net sales	$20,123	$18,285	$65,878	$59,469
Cost of sales [1]	15,477	14,224	49,766	43,534
Research and development expenses [1]	740	791	2,311	2,360
Selling, general and administrative expenses [1]	1,496	1,572	5,143	5,151
Amortization of intangibles	462	423	1,424	1,286
Restructuring and asset related charges - net	290	180	741	479
Integration and separation costs	666	459	1,681	997
Equity in earnings of nonconsolidated affiliates	178	161	685	442
Sundry income (expense) - net [1]	47	188	340	(18)
Interest expense and amortization of debt discount	362	334	1,072	902
Income from continuing operations before income taxes	855	651	4,765	5,184
Provision for income taxes on continuing operations	320	392	1,274	1,113
Income from continuing operations, net of tax	535	259	3,491	4,071
Net income attributable to noncontrolling interests	38	27	117	112
Net income from continuing operations available for DowDuPont Inc. common stockholders	$497	$232	$3,374	$3,959

Per common share data:
Earnings per common share from continuing operations - basic	$0.22	$0.10	$1.45	$1.70
Earnings per common share from continuing operations - diluted	$0.21	$0.10	$1.44	$1.68

Weighted-average common shares outstanding - basic	2,296.2	2,328.0	2,307.3	2,322.9
Weighted-average common shares outstanding - diluted	2,311.3	2,349.7	2,323.1	2,346.2

1.
Amounts shown in the pro forma consolidated statements of income for the three and nine months ended September 30, 2017, have been updated from the Company's Current Report on Form 8-K dated October 26, 2017, to reflect reclassifications required under Accounting Standards Update 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," which was adopted on January 1, 2018 and required retrospective application.

DowDuPont Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Nine Months Ended
	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
In millions (Unaudited)	As Reported	Pro Forma	As Reported	Pro Forma
Agriculture	$1,946	$1,911	$11,484	$11,555
Performance Materials & Coatings	2,476	2,227	7,379	6,558
Industrial Intermediates & Infrastructure	3,821	3,226	11,421	9,086
Packaging & Specialty Plastics	6,119	5,490	18,228	16,300
Electronics & Imaging	1,195	1,197	3,551	3,582
Nutrition & Biosciences	1,678	1,466	5,173	4,371
Transportation & Advanced Polymers	1,408	1,299	4,301	3,834
Safety & Construction	1,402	1,310	4,112	3,852
Corporate	78	159	229	331
Total	$20,123	$18,285	$65,878	$59,469
U.S. & Canada	$6,838	$6,339	$25,199	$23,952
EMEA [1]	5,687	5,204	18,900	16,348
Asia Pacific	5,096	4,440	15,284	13,013
Latin America	2,502	2,302	6,495	6,156
Total	$20,123	$18,285	$65,878	$59,469

Pro Forma Net Sales Variance by Segment, Geographic Region and Division	Three Months Ended Sep 30, 2018					Nine Months Ended Sep 30, 2018
	Local Price & Product Mix	Currency	Volume	Portfolio / Other [2]	Total	Local Price & Product Mix	Currency	Volume	Portfolio / Other [2]	Total
Percent change from prior year
Agriculture	3%	(6)%	8%	(3)%	2%	3%	1%	(4)%	(1)%	(1)%
Performance Materials & Coatings	13	(1)	(1)	—	11	11	2	—	—	13
Industrial Intermediates & Infrastructure	5	(1)	14	—	18	8	2	16	—	26
Packaging & Specialty Plastics	6	—	5	—	11	3	2	7	—	12
Electronics & Imaging	(1)	—	1	—	—	—	1	1	(3)	(1)
Nutrition & Biosciences	1	(1)	3	11	14	—	2	4	12	18
Transportation & Advanced Polymers	6	(1)	3	—	8	5	3	4	—	12
Safety & Construction	2	(1)	6	—	7	1	2	4	—	7
Total	5%	(1)%	5%	1%	10%	4%	2%	4%	1%	11%
U.S. & Canada	5%	—%	2%	1%	8%	3%	—%	1%	1%	5%
EMEA [1]	7	(1)	2	1	9	5	6	4	1	16
Asia Pacific	4	(1)	11	1	15	3	1	13	—	17
Latin America	6	(5)	10	(2)	9	6	(2)	2	—	6
Total	5%	(1)%	5%	1%	10%	4%	2%	4%	1%	11%
Agriculture	3%	(6)%	8%	(3)%	2%	3%	1%	(4)%	(1)%	(1)%
Materials Science	7	—	6	—	13	6	2	8	—	16
Specialty Products	2	—	3	3	8	2	2	3	3	10
Total	5%	(1)%	5%	1%	10%	4%	2%	4%	1%	11%

1.	Europe, Middle East and Africa.

2.
Pro forma net sales for Agriculture excludes sales related to the November 30, 2017, divestiture of a portion of Dow AgroSciences' corn seed business in Brazil for the period January 1, 2017 through August 31, 2017. Sales for the month of September 2017 are included in Portfolio/Other. Pro forma net sales for Packaging & Specialty Plastics excludes sales related to the September 1, 2017, divestiture of the global Ethylene Acrylic Acid ("EAA") copolymers and ionomers business for the period January 1, 2017 through August 31, 2017. Portfolio & Other includes sales for the acquisition of the H&N Business acquired on November 1, 2017, impacting Nutrition & Biosciences. Portfolio & Other also reflects the following divestitures: SKC Haas Display Films group of companies (divested June 30, 2017) and the authentication business (divested on January 6, 2017), both impacting Electronics & Imaging; and, the divestiture of the global food safety diagnostic business (divested February 28, 2017), impacting Nutrition & Biosciences.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment [1]	Three Months Ended		Nine Months Ended
	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
In millions (Unaudited)	As Reported	Pro Forma	As Reported	Pro Forma
Agriculture	$(104)	$(239)	$2,472	$2,387
Performance Materials & Coatings	628	460	1,749	1,374
Industrial Intermediates & Infrastructure	654	676	1,990	1,605
Packaging & Specialty Plastics	1,191	1,147	3,822	3,424
Electronics & Imaging	412	411	1,217	1,259
Nutrition & Biosciences	414	312	1,265	944
Transportation & Advanced Polymers	430	325	1,313	954
Safety & Construction	389	353	1,084	908
Corporate	(185)	(224)	(536)	(627)
Total	$3,829	$3,221	$14,376	$12,228

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment [2]	Three Months Ended		Nine Months Ended
	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
In millions (Unaudited)	As Reported	Pro Forma	As Reported	Pro Forma
Agriculture	$(3)	$(12)	$(1)	$(9)
Performance Materials & Coatings	3	9	4	31
Industrial Intermediates & Infrastructure	54	41	299	101
Packaging & Specialty Plastics	83	66	250	135
Electronics & Imaging	35	36	124	158
Nutrition & Biosciences	4	5	12	16
Transportation & Advanced Polymers	—	4	4	10
Safety & Construction	6	4	19	15
Corporate	(4)	8	(26)	(15)
Total	$178	$161	$685	$442

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Nine Months Ended
	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
In millions (Unaudited)	As Reported	Pro Forma	As Reported	Pro Forma
Income from continuing operations, net of tax	$535	$259	$3,491	$4,071
+ Provision for income taxes on continuing operations	320	392	1,274	1,113
Income from continuing operations before income taxes	$855	$651	$4,765	$5,184
+ Depreciation and amortization	1,470	1,389	4,450	4,095
- Interest income [3]	38	65	144	169
+ Interest expense and amortization of debt discount	362	334	1,072	902
- Foreign exchange gains (losses), net [3,4]	(103)	(123)	(258)	(378)
- Significant items [5]	(1,077)	(789)	(3,975)	(1,838)
Operating EBITDA [1]	$3,829	$3,221	$14,376	$12,228

1.
The Company uses Operating EBITDA (for the three and nine months ended September 30, 2018) and Pro Forma Operating EBITDA (for the three and nine months ended September 30, 2017), as its measure of profit/loss for segment reporting. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items. Pro Forma Operating EBITDA is defined as pro forma earnings (i.e., pro forma “Income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of adjusted significant items.

2.	Does not exclude the impact of significant items.

3.	Included in "Sundry income (expense) - net."

4.
Excludes a $50 million pretax foreign exchange loss significant item related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate during the nine months ended September 30, 2018.

5.
For the three and nine months ended September 30, 2017, significant items exclude the impact of one-time transaction costs directly attributable to the Merger and reflected in the pro forma adjustments.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$855	$497	$0.21
Less: Significant items
Inventory step-up amortization	(109)	(79)	(0.03)	Cost of sales
Integration and separation costs	(666)	(643)	(0.28)	Integration and separation costs
Restructuring and asset related charges - net	(290)	(235)	(0.10)	Restructuring and asset related charges - net
Loss on change in joint venture ownership [4]	(6)	(6)	—	Sundry income (expense) - net
Loss on early extinguishment of debt	(6)	(5)	—	Sundry income (expense) - net
Income tax related items [5]	—	(12)	(0.01)	Provision for income taxes on continuing operations
Total significant items	$(1,077)	$(980)	$(0.42)
Less: DuPont amortization of intangibles	(310)	(245)	(0.11)	Amortization of intangibles
Adjusted results (non-GAAP)	$2,242	$1,722	$0.74

Significant Items Impacting Pro Forma Results for the Three Months Ended Sep 30, 2017
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$651	$232	$0.10
Less: Significant items
Inventory step-up amortization	(367)	(298)	(0.13)	Cost of sales ($360 million); Equity in earnings of nonconsolidated affiliates ($7 million)
Integration and separation costs	(459)	(315)	(0.14)	Integration and separation costs
Restructuring and asset related charges - net	(180)	(125)	(0.05)	Restructuring and asset related charges - net
Gain on divestiture [6]	227	135	0.06	Sundry income (expense) - net
Transaction costs and productivity actions	(10)	(6)	—	Cost of sales ($8 million); Selling, general and administrative expenses ($2 million)
Income tax related items [7]	—	(267)	(0.11)	Provision for income taxes on continuing operations
Total significant items	$(789)	$(876)	$(0.37)
Less: DuPont amortization of intangibles	(268)	(183)	(0.08)	Amortization of intangibles
Adjusted pro forma results (non-GAAP)	$1,708	$1,291	$0.55
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for DowDuPont Inc. common stockholders" excluding the impact of discontinued operations, or pro forma "Net income from continuing operations available for DowDuPont Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."
4. Reflects a pretax loss for post-closing adjustments related to the Dow Silicones ownership restructure.
5. Related to the effects of U.S. Tax Reform ($116 million benefit), a tax valuation allowance recorded against the net deferred tax asset position of a Brazilian legal entity ($75 million expense), a tax charge related to the elimination of a tax benefit resulting from DuPont’s third quarter 2018 principal U.S. pension plan discretionary contribution ($27 million expense) and a tax charge related to an internal legal entity restructuring associated with the Intended Business Separations ($26 million expense).
6. Pretax gain related to the sale of Dow's global EAA copolymers and ionomers business.
7. Related to changes in tax attributes resulting from the Merger, including a reduction in a deferred tax asset in Germany and the recognition of deferred tax gains in the United States.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$4,765	$3,374	$1.44
Less: Significant items
Inventory step-up amortization	(1,494)	(1,245)	(0.53)	Cost of sales
Integration and separation costs	(1,681)	(1,446)	(0.62)	Integration and separation costs
Restructuring and asset related charges - net	(741)	(590)	(0.25)	Restructuring and asset related charges - net
Net loss on divestitures and change in joint venture ownership [4]	(3)	(8)	—	Sundry income (expense) - net
Loss on early extinguishment of debt	(6)	(5)	—	Sundry income (expense) - net
Income tax related items [5]	(50)	(128)	(0.06)	Sundry income (expense) - net ($50 million); Provision for income taxes on continuing operations ($78 million)
Total significant items	$(3,975)	$(3,422)	$(1.46)
Less: DuPont amortization of intangibles	(958)	(757)	(0.33)	Amortization of intangibles
Adjusted results (non-GAAP)	$9,698	$7,553	$3.23

Significant Items Impacting Pro Forma Results for the Nine Months Ended Sep 30, 2017
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$5,184	$3,959	$1.68
Less: Significant items
Inventory step-up amortization	(367)	(298)	(0.13)	Cost of sales ($360 million); Equity in earnings of nonconsolidated affiliates ($7 million)
Litigation related charges, awards and judgments [6]	(332)	(215)	(0.08)	Sundry income (expense) - net
Integration and separation costs	(997)	(677)	(0.29)	Integration and separation costs
Restructuring and asset related charges - net	(480)	(319)	(0.13)	Restructuring and asset related charges - net
Gains on divestitures [7]	396	226	0.10	Sundry income (expense) - net
Transaction costs and productivity actions	(58)	(37)	(0.02)	Cost of sales ($49 million); Selling, general and administrative expenses ($9 million)
Income tax related items [8]	—	(196)	(0.09)	Provision for income taxes on continuing operations
Total significant items	$(1,838)	$(1,516)	$(0.64)
Less: DuPont amortization of intangibles	(819)	(558)	(0.24)	Amortization of intangibles
Adjusted pro forma results (non-GAAP)	$7,841	$6,033	$2.56
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for DowDuPont Inc. common stockholders" excluding the impact of discontinued operations, or pro forma "Net income from continuing operations available for DowDuPont Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."

4.
Includes a $20 million pretax gain related to Dow's sale of its equity interest in MEGlobal, a $24 million pretax gain on Agriculture asset sales and a pretax loss of $47 million for post-closing adjustments related to the Dow Silicones ownership restructure.

5. Includes a $38 million benefit related to the effects of U.S. Tax Reform, offset by a $50 million pretax foreign exchange loss ($38 million expense) related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate. Also includes a tax valuation allowance recorded against the net deferred tax asset position of a Brazilian legal entity ($75 million expense), a tax charge related to the elimination of a tax benefit resulting from DuPont’s third quarter 2018 principal U.S. pension plan discretionary contribution ($27 million expense) and a tax charge related to an internal legal entity restructuring associated with the Intended Business Separations ($26 million expense).
6. Reflects a pretax gain related to a Dow patent infringement matter with Nova Chemicals Corporation ($137 million) and a pretax charge for Dow AgroSciences' arbitration matter with Bayer CropScience ($469 million).
7. Reflects pretax gains of $227 million related to the sale of Dow's global EAA copolymers and ionomers business, $162 million related to the sale of DuPont's global food safety diagnostics business and $7 million related to post-closing adjustments on the 2015 split-off of Dow's chlorine value chain.
8. Related to changes in tax attributes resulting from the Merger, including a reduction in a deferred tax asset in Germany and the recognition of deferred tax gains in the United States (expense of $267 million); the elimination of a DuPont tax benefit recorded in 2016 due to DuPont's second quarter 2017 principal U.S. pension plan contribution (expense of $29 million); and a reduction in DuPont's unrecognized tax benefits and reversal of associated interest due to the closure of various tax statutes of limitations (benefit of $100 million).